Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2011, with respect to the consolidated financial statements included in the Annual Report of United Financial Bancorp, Inc. and subsidiary on Form 10-K for the year ended December 31, 2011 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Boston, Massachusetts

September 10, 2012